QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

Diligent Board Member Services NZ Ltd

Diligent Boardbooks Limited

Diligent APAC Board Services Pte Ltd

Diligent Board Services Australia Pty Ltd

Diligent APAC Limited

Diligent Boardbooks GmbH

QuickLinks

  Exhibit 21